                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

             LODGENET ENTERTAINMENT CORPORATION
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                          3900 WEST INNOVATION STREET
                        SIOUX FALLS, SOUTH DAKOTA 57107

                            ------------------------

                                                                  April 16, 2001

Dear Fellow Stockholder:

    You are cordially invited to attend the 2001 Annual Meeting of Stockholders of LodgeNet Entertainment Corporation. The meeting will be held on Wednesday, May 9, 2001, at 9:00 a.m., Central Daylight Time, at LodgeNet's Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107. I encourage you to read carefully the enclosed Notice of Annual Meeting and Proxy Statement.

    I hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, I urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting. Your vote is important, whether you own a few shares or many.

Sincerely,

/s/ Scott C. Petersen

Scott C. Petersen
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

                       LODGENET ENTERTAINMENT CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Stockholders (the "Meeting") of LodgeNet Entertainment Corporation (the "Company") will be held at LodgeNet's Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 9, 2001, at 9:00 a.m., Central Daylight Time, for the purpose of considering and voting upon the following matters:

TO RECEIVE AND CONSIDER:

    The report of Management on the business of the Company and the Company's audited financial statements for the fiscal year ended December 31, 2000, together with the report thereon of Arthur Andersen LLP, the Company's independent public accountants.

TO ACT ON:

    1. ELECTION OF DIRECTORS. To elect two persons to the Board of Directors of the Company to serve for a three-year term expiring in 2004 and until such persons' successors are elected and qualified. The Board of Directors' nominees are:

                                   Lawrence Flinn, Jr.
                                   Scott C. Petersen

    2. AMENDMENT OF STOCK OPTION PLAN. To ratify and approve an amendment of the Company's 1993 Stock Option Plan, as amended (the "Plan"), to authorize up to an additional 500,000 shares available for issuance upon the exercise of stock options granted pursuant to the Plan.

    3. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. To ratify and approve an amendment of the Company's Restated Certificate of Incorporation to increase the authorized common stock from 20,000,000 shares to 50,000,000 shares with no change to the 5,000,000 authorized shares of preferred stock.

    4. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

    5. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

    Only those stockholders of record on March 23, 2001 shall be entitled to notice of and to vote in person or by proxy at the Meeting.

    The Proxy Statement which accompanies this notice contains additional information regarding the proposals to be considered at the Meeting and stockholders are encouraged to read it in its entirety.

    As set forth in the enclosed Proxy Statement, the proxy is solicited by and on behalf of the Board of Directors of the Company. It is expected that these materials will be first mailed to stockholders on or about April 16, 2001.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO BE SURE THAT YOUR STOCK IS VOTED. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                                          By Order of the Board of Directors,

                                          /s/ Daniel P. Johnson

                                          Daniel P. Johnson
                                          SECRETARY

Dated: April 16, 2001

                       LODGENET ENTERTAINMENT CORPORATION
                          3900 WEST INNOVATION STREET
                        SIOUX FALLS, SOUTH DAKOTA 57107
                                 (605) 988-1000

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2001

                             ---------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of LodgeNet Entertainment Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Wednesday, May 9, 2001, at LodgeNet's Headquarters and Distribution Center, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 at 9:00 a.m., Central Daylight Time, and at any and all adjournments thereof. Scott C. Petersen and John M. O'Haugherty, the designated proxyholders (the "Proxyholders"), are members of the Company's management. This Proxy Statement and the enclosed proxy card (the "Proxy") and other enclosures will be first mailed to stockholders on or about April 16, 2001. Only stockholders of record on March 23, 2001 (the "Record Date") are entitled to vote in person or by proxy at the Meeting.

MATTERS TO BE CONSIDERED

    The matters to be considered and voted upon at the Meeting will be:

    1. ELECTION OF DIRECTORS. To elect two persons to the Board of Directors of the Company to serve for a three-year term expiring in 2004 and until such persons' successors are elected and qualified. The Board of Directors' nominees are:

                                  Lawrence Flinn, Jr.
                                  Scott C. Petersen

    2. AMENDMENT OF STOCK OPTION PLAN. To ratify and approve an amendment of the Company's 1993 Stock Option Plan, as amended (the "Plan"), to authorize up to an additional 500,000 shares available for issuance upon the exercise of stock options granted pursuant to the Plan.

    3. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. To ratify and approve an amendment of the Company's Restated Certificate of Incorporation to increase the authorized common stock from 20,000,000 shares to 50,000,000 shares with no change to the 5,000,000 authorized shares of preferred stock.

    4. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

    5. OTHER BUSINESS. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

VOTING AND REVOCABILITY OF PROXIES

    A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting to the Secretary of the Company a written revocation of such proxy or a duly executed proxy bearing a later date or by voting in person at the Meeting.

    Unless revoked, the shares of common stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, your shares of common stock will be voted: (i) "FOR" the election of the nominees for director set forth herein; (ii) "FOR" approval of the Plan Amendment; (iii) "FOR" approval of the Amendment to the Restated Certificate of Incorporation and (iv) "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

    The enclosed Proxy confers discretionary authority with respect to any amendments or modifications of the proposals or other business which properly may be brought before the Meeting. As of the date hereof, management is not aware of any such amendments or modifications or other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendation and in the discretion of the Board of Directors.

COSTS OF SOLICITATION OF PROXIES

    This Proxy is made on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

OUTSTANDING SECURITIES AND VOTING RIGHTS

    The authorized capital of the Company consists of 20,000,000 shares of common stock, par value $.01 per share, of which 12,212,439 shares were issued and outstanding on the Record Date, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which there are no shares outstanding. The Board of Directors has recommended that the Stockholders approve an amendment to the Company's Restated Certificate of Incorporation increasing the authorized common stock from 20,000,000 authorized shares, par value $0.01 per share, to 50,000,000 authorized shares, par value $0.01 per share, with no change to the 5,000,000 authorized shares of preferred stock.

    A majority of the outstanding shares of common stock constitutes a quorum for the conduct of business at the Meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the stockholders. The Company's Certificate of Incorporation does not authorize cumulative voting. In the election of directors, the persons receiving the highest number of votes will be elected. The approval of the Plan Amendment and the ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001 require the affirmative vote of a majority of the common stock represented and entitled to vote at the Meeting. The approval of the Amendment to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock. Shares represented by a proxy card marked as abstaining on any proposal will be counted as a vote against that matter. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be voted for purposes of determining whether stockholder approval of that matter has been obtained.

    Brokers and nominees holding common stock in "street name" which are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the common stock and to solicit voting instructions with respect to the matters submitted to the stockholders. In the event any such broker or nominee has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker or nominee may give or authorize the giving of a Proxy to vote such common stock on the matters to be considered at the Meeting; PROVIDED, HOWEVER, that the broker or nominee may not give or authorize the giving of a Proxy for any matter if it has notice of any contest with respect to any matter, and, PROVIDED, FURTHER, that the broker or nominee may not vote the common stock "FOR" any matter which substantially affects the rights or privileges of the common stock without specific instructions from the beneficial owner. If you hold your common stock in "street name" and you fail to instruct your broker or nominee as to how to vote your common stock, your broker or nominee may, in its discretion, vote your common stock only "FOR" the election of the Board of Directors' nominees and "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of common stock as of the Record Date by each person known to the Company to be the record or beneficial owner of more than five percent of the outstanding shares of common stock (other than depositories holding shares of common stock in "street name"), by each director and nominee for director, each executive officer named in the Summary Compensation Table, and by all directors and executive officers, as a group:

NAME AND ADDRESS OF                              AMOUNT AND NATURE OF       PERCENT
BENEFICIAL OWNER(1)(2)                          BENEFICIAL OWNERSHIP(3)   OF CLASS(3)
----------------------                          -----------------------   -----------
Scott C. Petersen, Chairman of the Board,
  President and Chief Executive Officer
  (4)(14).....................................           527,225               4.2%
Tim C. Flynn, Chairman Emeritus (4) (14)......           655,422               5.3%
David M. Bankers, Senior Vice President, Chief
  Technology Officer (4)......................            89,406             *
John M. O'Haugherty, Senior Vice President,
  Chief Operating Officer (4).................           130,117               1.1%
Jeffrey T. Weisner, Senior Vice President,
  Chief Financial Officer (4)(15).............           135,911               1.1%
R. Douglas Bradbury, Director (5).............            18,406                 *
Lawrence Flinn, Jr., Director (6).............           144,965               1.2%
Richard R. Hylland, Director (7)..............            49,965                 *
R. F. Leyendecker, Director (8)...............            54,965                 *
Alex Brown Investment Management (9)..........           953,600               7.8%
Hilton Hotels Corporation (10)................         1,500,000              10.9%
PAR Investment Partners, L.P. (11)............         1,105,500               9.1%
RS Investment Management Co. LLC (12).........           984,350               8.1%
Wellington Management Company LLP (13)........         1,253,889              10.2%
Directors and Executive Officers
  (4)(5)(6)(7)(8)
  (A group of 9 persons)......................         1,806,382              13.8%

------------------------

   * Less than 1%.

 (1) Unless otherwise indicated, the address of such person is 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

 (2) Each named person has sole voting and investment power with respect to the shares listed, except as noted below.

 (3) Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

 (4) Includes shares issuable upon the exercise of options to purchase Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date as follows: Mr. Petersen, 352,843 shares; Mr. Flynn, 182,222 shares; Mr. O'Haugherty, 125,117 shares; Mr. Bankers, 89,506 shares; and Mr. Weisner, 43,625 shares; and all directors and executive officers as a group, 943,688 shares. For Mr. Flynn, includes 1,200 shares owned by Mr. Flynn's minor children, and for Mr. Petersen includes 3,150 shares owned by Mr. Petersen's minor children.

 (5) Includes 18,000 shares of Common Stock which Mr. Bradbury has the right to acquire by the exercise of vested stock options.

 (6) Includes 41,000 shares of Common Stock which Mr. Flinn has the right to acquire by the exercise of vested stock options.

 (7) Includes 46,000 shares of Common Stock which Mr. Hylland has the right to acquire by the exercise of vested stock options.

 (8) Includes 51,000 shares of Common Stock which Mr. Leyendecker has the right to acquire by the exercise of vested stock options.

 (9) The address for Alex Brown Investment Management is 217 E. Redwood Street, Suite 1400, Baltimore, Maryland, 21202; address and share ownership information based on Schedule 13G filed for the year ended December 31, 2000.

 (10) Hilton Hotels Corporation holds a warrant for 1,500,000 shares. The warrant is dated October 9, 2000 and carries an exercise price of $20.437 per share. The warrant expires on October 9, 2007.

 (11) The address of PAR Investment Partners, L.P. is One Financial Center Suite 1600, Boston, MA 02111; address and share ownership information based on
      Schedule 13G filed for the year ended December 31, 2000.

 (12) The address for RS Investment Management Company LLC is 388 Market Street, Suite 200, San Francisco, CA 94111; address and share ownership information based on Schedule 13G filed for the year ended December 31, 2000.

 (13) The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109; address and share ownership information based on Schedule 13G filed for the year ended December 31, 2000.

 (14) On October 26, 2000, Mr. Flynn retired from the Board of Directors and Mr. Petersen succeeded him as Chairman of the Board.

 (15) On March 1, 2001, Mr. Weisner retired as Senior Vice President, Chief Financial Officer and Gary H. Ritondaro succeeded him in that position. Mr. Weisner advised the Company in August 2000 of his plans to retire.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND NOMINEES

    The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than three nor more than nine. The Board of Directors is currently composed of five members. The Bylaws further provide for the division of the directors into three classes of approximately equal size, with directors in each class elected for a three-year term and approximately one-third of the directors elected each year.

    The directors nominated for reelection are Lawrence Flinn, Jr. and Scott C. Petersen. Mr. Flinn and Mr. Petersen are each completing the terms to which they were elected by the stockholders in 1998. Each nominee has indicated his willingness to serve and, unless otherwise instructed, Proxies will be voted in favor of such nominees. In the event that either Mr. Flinn or Mr. Petersen should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee(s), if any, as shall be designated by the Board of Directors. Management has no reason to believe that the nominees will be unavailable to serve.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

    The following table sets forth certain information, as of the Record Date, with respect to the nominees for director and the continuing directors of the Company. The number of shares of common stock beneficially owned by the nominees for director and the continuing directors is set forth above under "Beneficial Ownership of Principal Stockholders and Management."

                                                                                                   YEAR FIRST
                                                                                                     BECAME
                                                                                                 DIRECTOR (1)/
NAME                        AGE      PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE PAST FIVE YEARS   TERM EXPIRES
----                      --------   ----------------------------------------------------------  --------------
NOMINEES FOR DIRECTOR:

Lawrence Flinn, Jr.....      65      Private Investor; Formerly Chairman, Chief Executive           1994/2001
                                       Officer and Director of United Video Satellite Group,
                                       Inc.

Scott C. Petersen......      45      Chairman of the Board, President and Chief Executive           1993/2001
                                       Officer of the Company. Mr. Petersen joined the Company
                                       in 1987 as Senior Vice President for Corporate and Legal
                                       Affairs, was appointed Executive Vice President and
                                       Chief Operating Officer in 1991, was appointed President
                                       and Chief Executive Officer in July 1998 and became
                                       Chairman of the Board in October 2000.

OTHER DIRECTORS:

R. Douglas Bradbury....      50      Executive Vice President of Level 3 Communications, Inc.       1999/2003
                                       ("LVLT")* from August 1997-present; and Vice Chairman of
                                       the Board from February 2000-present; Chief Financial
                                       Officer, 1997-2000; and Director since 1998. Mr.
                                       Bradbury was Chief Financial Officer of MFS
                                       Communications Company, Inc., 1992-1996; Senior Vice
                                       President 1992-1995 and Executive Vice President from
                                       1995-1996.

                                                                                                   YEAR FIRST
                                                                                                     BECAME
                                                                                                 DIRECTOR (1)/
NAME                        AGE      PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE PAST FIVE YEARS   TERM EXPIRES
----                      --------   ----------------------------------------------------------  --------------
Richard R. Hylland.....      40      President, Chief Operating Officer of NorthWestern             1990/2003
                                       Corporation ("NOR")* from 1998-present; Vice Chairman of
                                       NorthWestern Growth Corporation; Cornerstone Propane GP,
                                       Inc., Blue Dot Services, Inc., Expanets, Inc.; Chairman
                                       of Franklin Industries.

R. F. Leyendecker......      55      Vice President of Regulatory Affairs for NorthWestern          1986/2002
                                       Services Group, Inc. (a wholly owned subsidiary of NOR*)
                                       1998-present; Vice President--Market Development,
                                       Northwestern Corporation, 1996-1997; Vice
                                       President--Energy Services, NPSC 1994-1996.

------------------------

*   Denotes public company.

(1) For purposes of this table, the year in which an individual first became a director of the Company shall be the year in which such individual was appointed to the Board of Directors of the Company or its South Dakota predecessor.

PROCEDURES FOR NOMINATING DIRECTORS

    The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company's principal office. Such notice must be received at least 90 days prior to the date on which, in the immediately preceding calendar year, the Company's Annual Meeting of Stockholders for such year was held; PROVIDED, HOWEVER, that in the event the date of the Annual Meeting is changed by more than 30 days from such anniversary date, such stockholder's notice must be received by the Secretary of the Company no later than 10 days after notice or prior public disclosure of the meeting is first given or made to stockholders. The stockholder's notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. The stockholder notice must also set forth the name and address of the nominating stockholder. If the stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors is composed of not less than three non-employee directors who are financially literate in financial and auditing matters and are independent as defined by the National Association of Securities Dealers. The members of the Audit Committee are Messrs. Hylland (Chair), Bradbury, Flinn and Leyendecker.. The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to accounting, auditing, operating and reporting practices of the Company. The Audit Committee also recommends to the Board the appointment of independent public accountants to conduct the annual audit of the Company's financial statements and confers with the independent public accountants prior to the release of quarterly earnings. The Audit Committee met seven times during 2000.

    The Compensation Committee of the Board of Directors is composed of Messrs. Leyendecker (Chair), Bradbury, Flinn and Hylland, each of whom is independent as defined by the National Association of Securities Dealers. The Compensation Committee is responsible for establishing compensation policies, for setting compensation levels for the Company's executive officers and serves as disinterested administrators of the Plan. The Compensation Committee met four times during 2000. For a description of the functions of the Compensation Committee, see "ELECTION OF DIRECTORS--Executive Compensation--REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

    The Board of Directors met eight times during 2000. All of the persons who were directors of the Company during 2000 attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he served.

DIRECTOR COMPENSATION

    The compensation to be paid to each non-employee director is set at $20,000 per year plus $500 for each committee meeting attended in person and $300 for each committee meeting attended by teleconference. The non-employee directors also receive reimbursement for travel and related expenses for attendance at Board and Committee meetings. The non-employee directors receive half of their annual retainer in the form of cash and the other half in shares of the Company's Common Stock. Non-employee directors receive upon their initial election or appointment to the Board a nonqualified stock option to purchase 12,000 shares of Common Stock under the Plan plus an additional 12,000 options to be granted on each anniversary of such election during the term of service.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

    Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. To the Company's knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC from January 1, 2000 through the Record Date, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports required to be filed under Section 16(a) have been timely filed with the SEC.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman and Chief Executive Officer ("CEO") and the Company's executive officers other than the CEO (determined as of the end of the last fiscal year) (the "Named Executives") whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2000. Along with Mr. Petersen, the Company's other executive officers in 2000 were the Company's three Senior Vice Presidents (Mr. Bankers, Mr. O'Haugherty and Mr. Weisner).

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                          ANNUAL COMPENSATION                     COMPENSATION
                                        -------------------------------------------------------   ------------
                                                                                                   NUMBER OF
                                                                                                     STOCK
                                                                                OTHER ANNUAL        OPTIONS
NAME AND PRINCIPAL POSITION               YEAR     SALARY($)      BONUS($)   COMPENSATION($)(1)    GRANTED(2)
---------------------------             --------   ---------      --------   ------------------   ------------
Scott C. Petersen (3).................    2000      330,000       127,723          39,627            110,000
  Chairman of the Board, President,       1999      320,000       193,280          26,735                 --
  Chief Executive Officer                 1998      284,663       181,171          23,781            100,000

John M. O'Haugherty...................    2000      190,000        48,352          17,127             54,000
  Senior Vice President,                  1999      170,000        74,779          15,510                 --
  Chief Operating Officer                 1998      164,800        60,114          14,875             40,000

David M. Bankers......................    2000      185,000        48,352          16,752             54,000
  Senior Vice President,                  1999      160,000        71,430          15,595                 --
  Chief Technology Officer                1998      150,000        53,078          13,765             40,000

Jeffrey T. Weisner (4)................    2000      135,384        30,590          13,277             24,000
  Senior Vice President,                  1999      150,000        62,044          19,355                 --
  Chief Financial Officer                 1998      140,000        46,179          13,015             32,500

------------------------

(1) Reflects compensation paid to the Named Executives by the Company in order for them to purchase individual supplemental insurance coverage and other benefits.

(2) Includes options granted in December 2000 as part of the 2001 compensation package as follows: Mr. Petersen, 60,000 options; Mr. O'Haugherty, 30,000 options; and Mr. Bankers 30,000 options.

(3) On October 26, 2000, Mr. Flynn retired from the Board of Directors and Mr. Petersen succeeded him as Chairman of the Board.

(4) On March 1, 2001, Mr. Weisner retired as Senior Vice President, Chief Financial Officer and Gary H. Ritondaro succeeded him in that position. Mr. Weisner advised the Company in August 2000 of his plans to retire.

EMPLOYMENT AGREEMENTS

    In connection with the Company's initial public offering in October 1993, the Company entered into an employment agreement with Mr. Petersen, dated August 16, 1993. In July 1998, Mr. Petersen became Chief Executive Officer and President of the Company and at that time the Board amended and extended the term of Mr. Petersen's agreement until June 30, 2000. Mr. Petersen's agreement contains an automatic renewal provision which, absent notice from either the Company or Mr. Petersen on or before each November 1, beginning in 1999, the agreement is extended for an additional year. Accordingly, Mr. Petersen's agreement is currently extended until June 30, 2002. The Board set
Mr. Petersen's base salary for 2000 at $330,000. In addition, Mr. Petersen is entitled to participate in various Company employment benefits plans

    Mr. Petersen's employment may be terminated prior to the expiration of the term of the agreement (i) automatically upon Mr. Petersen's death or disability; or (ii) by the Company at any time, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the maximum bonus for the then current year under any bonus program in which Mr. Petersen may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause including an election by the Company not to allow the agreement to automatically extend, the Company will pay Mr. Petersen a severance payment for a period of twenty four months at a monthly rate equal to Mr. Petersen's monthly base salary increased by twenty percent. In the event of a termination after a change in control involving the Company, the terms of Mr. Petersen's agreement will be governed by the terms and conditions of the Severance Agreements described below. The employment agreement contains a covenant by Mr. Petersen not to compete with the Company, or to work for a competing business, for the term of his employment. Should Mr. Petersen compete with the Company following his termination, the Company's obligation to make severance or other payments shall immediately cease.

    On May 11, 1999, the Company entered into employment agreements with David
M. Bankers, the Company's Senior Vice President and Chief Technology Officer, John M. O'Haugherty, the Company's Senior Vice President and Chief Operating Officer, and Jeffrey T. Weisner, the Company's Senior Vice President and Chief Financial Officer. The terms of each of those employment agreements are the same as in Mr. Petersen's agreement summarized above, with the exception of salary (as set forth in the Summary Compensation Table) and the term of each of those agreements expire on December 31 of each current year, subject to automatic renewal on November 1 of each year.

    In July 1995, the Compensation Committee authorized the Company to enter into agreements (the "Severance Agreements") with the Company's President and its other executive officers, including the officers named in the Summary Compensation Table, providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive's employment within two years following a "change in control" involving the Company. No compensation is payable to any executive under the Severance Agreements unless
(i) there has been a change in control and (ii) the executive's employment with the Company shall have been terminated (including a substantial reduction in duties or compensation, but excluding termination as a result of the death or permanent disability of the executive or for cause or voluntary retirement). A "change in control" is generally defined as the occurrence of any of the following: (i) any person or group becomes the beneficial owner of securities representing 30% or more of the voting power of the Company's outstanding capital stock having the right to vote in the election of directors (excluding any such transaction that is effected at an actual or implied average valuation of less than $6.75 per share of common stock); (ii) a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or persons nominated by such members;
(iii) any merger, consolidation or sale of all or substantially all of the assets of the Company (meaning assets representing 30% or more of the net tangible assets of the Company or generating 30% or more of the Company's operating cash flow), excluding a business combination or transaction in which:
(a) the stockholders of the Company prior to such transaction continue to represent more than 70% of the voting power of the Company immediately after giving effect to such transaction; (b) no person or group becomes the beneficial owner of 30% or more of the Company's voting stock; or (c) the purchase price results in an actual or implied average valuation of less than $6.75 per share of common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) the occurrence of any other event that would be required to be reported as a change in control in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

    Upon a covered termination, the executive is entitled to receive a lump sum payment equal to the compensation the executive would have received over a 30-month period, a pro rata portion of any bonus the executive would have received for the year in which such termination occurs, any stock options previously granted to the executive will become fully vested, and the executive will be entitled to the continuation of the insurance and other welfare benefits then being received by such executive for a 30-month period. The Severance Agreements contain a covenant not to compete with the Company for a period of six months following a covered termination, and executives are not required to mitigate any termination benefits (nor will such benefits be reduced by compensation received from other employment). The Severance Agreements terminate upon the earlier of:
(i) five years (subject to automatic one-year extensions unless the Board otherwise notifies the executive); (ii) the termination of the executive's employment other than pursuant to a covered termination described above;
(iii) two years from the date of a change in control of the Company if there has not been a covered termination; and (iv) prior to a change in control upon the executive's ceasing to be an executive officer of the Company.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options during the fiscal year ended December 31, 2000 to the Named Executives.

                      OPTION(1) GRANTS IN FISCAL YEAR 2000

                                                                                            POTENTIAL REALIZABLE
                                                                                             AT ASSUMED ANNUAL
                                                                                            RATES OF STOCK PRICE
                                                                                              APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                        OPTION TERM (3)
                                   ------------------------------------------------------   --------------------
                                                   PERCENT OF
                                    NUMBER OF        TOTAL
                                    SECURITIES    OPTIONS/SARS
                                    UNDERLYING     GRANTED TO    EXERCISE OR
                                   OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION
NAME                               GRANTED (2)      2000 (%)       ($/SH)         DATE       5% ($)     10% ($)
----                               ------------   ------------   -----------   ----------   --------   ---------
Scott C. Petersen................     50,000           6.0          23.50       2/16/2010   738,951    1,872,647
                                      60,000           7.2          15.84      12/19/2010   597,701    1,514,693
John M. O'Haugherty..............     24,000           2.9          23.50       2/16/2010   354,697      898,871
                                      30,000           3.6          15.84      12/19/2010   298,851      757,346
David M. Bankers.................     24,000           2.9          23.50       2/16/2010   354,697      898,871
                                      30,000           3.6          15.84      12/19/2010   298,851      757,346
Jeffrey T. Weisner (4)...........     24,000           2.9          23.50       2/16/2010   354,697      898,871

------------------------

(1) The Company has no plans pursuant to which stock appreciation rights may be granted.

(2) The options were granted pursuant to the Plan. The options become exercisable in four equal annual installments beginning one year after the date of the grant. Includes options granted in December 2000 as part of the 2001 compensation package as follows: Mr. Petersen, 60,000 options;
    Mr. O'Haugherty, 30,000 options; and Mr. Bankers 30,000 options.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the Common Stock. There can be no assurance that the rates of appreciation presented in this table can be achieved.

(4) On March 1, 2001, Mr. Weisner retired as Senior Vice President, Chief Financial Officer and Gary H. Ritondaro succeeded him in that position. Mr. Weisner advised the Company in August 2000 of his plans to retire.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executives concerning the exercise of options during the fiscal year ended December 31, 2000 and unexercised options held by the Named Executives as of December 31, 2000:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              NUMBER OF                  UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                               SHARES       VALUE             12/31/00(#)                 12/31/00 ($)(1)
                             ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                          EXERCISE       ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
Scott C. Petersen..........     15,000     310,485      335,343        115,000       5,910,420      1,145,625
John M. O'Haugherty........     10,000     204,809      102,367         86,750       1,804,218      1,105,969
David M. Bankers...........     10,000     204,809       72,381         81,125       1,275,715      1,006,828
Jeffrey T. Weisner.........     40,486     594,384       28,000         46,625         493,500        398,766

------------------------

(1) Value of unexercised "in-the-money" options is the difference between the market price of the Common Stock on December 31, 2000 ($17.625 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company's chief executive officer and each of the other executive officers of the Company. The Committee consists exclusively of disinterested directors. Set forth below is the Report of the Committee addressing the Company's policies regarding executive compensation for 2000.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

    THE REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. The Company's compensation policies are designed by the Committee to achieve three fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve specific strategic objectives of the Company, and (iii) align the interests of senior management with the long-term interests of the Company's shareholders. The three key elements of the Company's compensation program are base salary, an annual performance-based cash bonus, and long-term stock options.

    The Company's executive officers are also permitted to participate in the Company's broad based employee benefit plans and receive supplementary payments to enable such executives to purchase additional insurance coverage and other benefits. The incremental cost to the Company of the benefits provided under these plans to the Named Executives averaged approximately 9.8% of their base salaries in 2000.

    BASE SALARIES. The Company's approach to compensating executive officers has been to pay base salaries which are competitive with the salaries paid to executives of other companies of comparable size and growth rates in the media and communications industries, and based upon the Committee's judgment of the particular individual's experience, performance and potential contributions to the Company. The Company believes executive compensation levels must be competitive with those provided to other executives in the media, communications and Internet connectivity industries in order to attract and retain qualified executives crucial to the Company's long-term success. The group of companies considered by the Committee is broader than the group shown in the performance graph included below because the Company believes that it competes with a broader group of companies for executive talent.

    The Company's Chief Executive Officer, Mr. Petersen, is employed pursuant to an employment contracts (the "Employment Contract") entered dated July 22, 1998. The Employment Contract was for an initial term through June 30, 2000, and automatically extends each year unless either the Company or Mr. Petersen elect not to extend. In approving the Employment Contract, the Board made a subjective assessment of management performance relating to the achievement of financial targets and strategic milestones and considered the salary levels of executive officers of its competitors and other public companies of comparable size.
Mr. Petersen's base salary of $330,000, represents an increase of $10,000 between 1999 and 2000. With respect to the Company's other Named Executive officers, based on the policies and factors described above, including the performance of the Company and peer group compensation, the Committee approved base salary adjustments for 2000 averaging 11.5% for such Named Executive officers. The Company has also entered into employment agreements with such Named Executive officers, namely: David M. Bankers, John M. O'Haugherty and Jeffrey T. Weisner. See "EXECUTIVE COMPENSATION--EMPLOYMENT AGREEMENTS."

    BONUS COMPENSATION. The Company's officers are eligible to receive annual cash incentive compensation based on achieving specific goals and objectives established by the Committee. In December 1999, the Committee established an executive bonus program for 2000 based on the achievement by the executive of a combination of target goals relating to earnings before interest, expense, income taxes, growth in new Guest Pay interactive rooms; and the achievement of strategic goals, the particular combination of targets and their respective weighting being dependent upon the nature of the participating executive's areas of responsibility. Target bonuses under the program assuming budgeted expectations were met could range from 25% to approximately 60% of base salary depending upon the executive's position. If results significantly exceeded budgeted expectations, bonus payments under the program could range from approximately 35% up to 90% of base salary. The Committee met in February 2001 to evaluate the Company's performance and determine the 2000 bonuses for executive officers. The Committee considered whether the target goals for 2000 were attained and reviewed strategic events that occurred during the year. In light of the foregoing, the Committee approved the cash bonus payments to the Named Executives reflected in the Summary Compensation Table.

    LONG-TERM STOCK OPTIONS. The Company believes that stock ownership by executive officers and key employees aligns their interests with those of stockholders. Stock options granted to such persons are intended to provide such employees with an incentive to achieve superior performance that will be reflected in the appreciation of the Company's common stock. The terms and conditions of such options are determined and administered by the Committee. Generally, stock options are granted annually with an exercise price equal to the prevailing market value of the Company's common stock at the time of grant, have ten year terms and vest over a four year period. The nature of the long-term stock option compensation means that participating executives will not realize compensation unless the value of the Company's common stock increases. Each executive officer is considered for stock options based on his or her responsibilities in the Company and existing stock option position, as well as stock option award levels of comparable media and communications companies. Option grants made to the Named Executives in 2000 totaled 242,000 shares are reflected in the Summary Compensation Table, that total includes 120,000 options granted to the Named Executives in December 2000 as part of the 2001 compensation package.

    SEVERANCE AGREEMENTS. The Board believes that it is in the interest of the Company and its stockholders to reinforce and encourage the continued dedication of the Company's executive officers without the distractions occasioned by the possibility of an abrupt change in control of the Company. In July 1995, the Committee authorized the Company to enter into severance agreements with the Company's president and its other executive officers, including the Named Executives, providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive's employment within two years following a "change in control" involving the Company. See "EXECUTIVE COMPENSATION--EMPLOYMENT AGREEMENTS."

    IRC SECTION 162(m). Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officers and the four most highly compensated executive officers (other than the chief executive officer), unless certain criteria are satisfied. No officer of the Company receives compensation in excess of such amount and, accordingly, in 2000 the Board took no action with respect to qualifying for any exemption from such limitation.

                                        THE COMPENSATION COMMITTEE

                                        R.F. Leyendecker (Chair)
                                        R. Douglas Bradbury
                                        Lawrence Flinn, Jr.
                                        Richard R. Hylland

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee has ever served as an officer of the Company, other than Mr. Leyendecker, who served as the Company's Treasurer from 1988 though 1992. Certain compensation matters were reviewed by the entire Board of Directors, which includes Mr. Petersen, Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Leyendecker, a director and member of the Compensation Committee, is an executive officer of NOR. Mr. Hylland, a director and member of the Compensation Committee, is a director and executive officer of NOR. Mr. Bradbury, a director and member of the Compensation Committee, is a director and executive officer of LVLT.

                             AUDIT COMMITTEE REPORT

    The following report is submitted on behalf of the Audit Committee of the Board of Directors.

    We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and discussed with the independent auditors the matters required by Independence Standards Board Statement No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, and have considered the compatibility of non-audit services with the auditors' independence. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Audit Committee has recommended, and the Board of Directors has adopted, an Audit Charter to guide the Audit Committee. The Audit Charter, which is reviewed at least annually, is attached to this Proxy as Exhibit A. The fees paid to Arthur Andersen LLP in 2000, by category, were as follows:

Audit Fees..................................................  $ 88,000
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees..............................................  $144,000

                                        THE AUDIT COMMITTEE

                                        Richard R. Hylland, Chair
                                        R. Douglas Bradbury
                                        Lawrence Flinn, Jr.
                                        R.F. Leyendecker

                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

    In October 2000, the Board of Directors reauthorized a loan to Tim C. Flynn in an amount not to exceed $1.5 million, secured by various assets including LodgeNet common stock. Interest on the loan accrues at a rate commensurate with the current interest rate of the revolving credit facility. As of the date of this document, Mr. Flynn's outstanding loan balance was approximately $1,200,000. The loan is currently due and payable on August 15, 2001 or upon earlier demand by the Company. Except for that loan, none of the directors or executive officers of the Company or any subsidiary thereof, or any associates or affiliates of any of them, is or has been indebted to the Company at any time since the beginning of the last completed fiscal year in excess of $60,000. None of the directors or executive officers of the Company or any associate or affiliate of such person, had any material financial interest, direct or indirect, in any transaction or any proposed transaction with the Company during the past fiscal year.

                               PERFORMANCE GRAPH

    The following graph compares the percentage change in the Company's cumulative total shareholder return on its common stock with (i) the cumulative total return of the NASDAQ Market Index and (ii) the cumulative total return of all companies (the "Peer Group") with the same four-digit standard industrial code (SIC) as the Company (SIC Code 4841--Cable and Other Pay Television Services) over the period from December 31, 1995 through December 31, 2000. The graph assumes an initial investment of $100 in each of the Company, the NASDAQ Market Index and the Peer Group and reinvestment of dividends. The Company did not declare or pay any dividends in 2000. The graph is not necessarily indicative of future price performance. THIS GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, NASDAQ MARKET INDEX AND PEER GROUP*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              1995   1996    1997    1998    1999    2000
LodgeNet Entertainment         100  186.84  115.79   72.37  261.84  185.53
Cable, Other Pay TV Services   100   81.29  136.15  262.08  469.09  312.58
NASDAQ Market Index            100  124.27     152  214.39  378.12  237.66

                                                                         DECEMBER 31
                                               ---------------------------------------------------------------
                                                 1995       1996       1997       1998       1999       2000
                                               --------   --------   --------   --------   --------   --------
LodgeNet Entertainment.......................  $100.00    $186.84    $115.79    $ 72.37    $261.84    $185.53
Cable, Other Pay TV Services.................   100.00      81.29     136.15     262.08     469.09     312.58
NASDAQ Market Index..........................   100.00     124.27     152.00     214.39     378.12     237.66

------------------------

*   Source: Media General Financial Services, Inc.

               AMENDMENT OF THE COMPANY'S 1993 STOCK OPTION PLAN

    The Company's 1993 Stock Option Plan was adopted by action of the Board of Directors and stockholders effective as of August 16, 1993 and was amended in each of 1994, 1995, 1996, 1998 and 2000 (as amended, the "Plan"). The 1996 amendment and restatement of the Plan incorporated amendments adopted in 1995 and 1996 as well as amendments that conformed the Plan to revisions in Rule 16b-3 promulgated under the Exchange Act and to permit Non-Employee Directors to elect to receive their fees in nonqualified stock options ("NSOs") and/or shares of Common Stock.

    The purpose of the Plan is to advance the interests of the Company and its stockholders by enabling the Company and its subsidiaries to attract and retain qualified management and to provide added incentive to officers, directors, consultants and other key employees of the Company and its affiliates for high levels of performance and to encourage stock ownership in the Company. Currently, the Plan provides for the issuance of a maximum 2,550,000 shares. As of March 23, 2001, approximately 396,000 shares were available for grant under the Plan.

    The Board believes that the number of shares presently available for grant under the Plan is insufficient to enable the Company to retain or attract high caliber individuals in today's competitive market. Therefore, the Board has adopted, subject to stockholder approval, an amendment to Section 4 of the Plan to authorize up to an additional 500,000 shares (for a total of 3,050,000) reserved for issuance under the Plan (the "Plan Amendment"). Any such options granted in the future will be subject to the same terms and provisions as provided in the Plan or as otherwise determined by the Compensation Committee pursuant to discretionary authority granted under the Plan.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                       THE APPROVAL OF THE PLAN AMENDMENT

    A general description of the basic features of the Plan is set forth below. This summary is qualified in its entirety by the actual text of the Plan, a copy of which may be obtained from the Company.

    GENERAL. The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain and reward key managerial employees ("Key Employees") and non-employee directors ("Non-Employee Directors") of the Company by offering them the opportunity to have a greater proprietary interest in and closer identity with the Company and its financial success. Shares of common stock subject to Options which expire or are terminated or canceled may be re-added to the remaining number of shares of common stock available for grant.

    ADMINISTRATION. The Plan is administered by the Committee. The Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of Options granted under the Plan, including the number of option grants, exercise price, duration and method of exercise as set forth in the Plan, and make such other determinations as it deems necessary or advisable for the administration of the Plan.

    TYPE OF OPTIONS GRANTED. An option granted under the Plan to a Key Employee to purchase shares of the Company's common stock may be an incentive stock option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code"), or a nonqualified stock option ("NSO") (collectively, the "Options"). Under the provision, each individual who becomes a Non-Employee Director automatically is granted an NSO to purchase 12,000 shares of common stock upon initial election to the Company's Board of Directors and an additional grant of 12,000 options on each anniversary of such election during the term of service. The per share exercise price of each NSO granted to a Non-Employee Director must be 100% of the fair market value of a share of Common Stock on the date of grant. Subject to the provisions regarding termination of service, if applicable, each such NSO may be exercised in whole or in part not earlier than six months after the date of grant and shall expire on the date ten years after the date of grant.

    REQUIRED TERMS AND CONDITIONS OF OPTIONS. Each ISO granted to a Key Employee shall be in such form and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant, consistent with the requirements of the Code and subject to the general provisions of the Plan and the following specific rules. Except as otherwise provided, the per share exercise price of each ISO shall be at least 100% of the fair market value of the common stock at the time of grant, provided that in the case of an ISO granted to a Key Employee who at the time of grant owns (as defined in Section 424(d) of the Code) stock of the Company or its parent or subsidiaries possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price shall be at least 110% of the fair market value of the common stock at the time of grant and the ISO by its terms shall not be exercisable after the expiration of five years from the date of grant. Subject to earlier termination, each ISO shall expire on the date determined in the applicable Option Agreement at the time the ISO is granted, provided that such date shall not be more than 10 years from the date of grant, except as otherwise provided above. The terms and conditions applicable to the NSOs granted to Key Employees and Non-Employee Directors pursuant to the Plan (which need not be identical) and the Option Agreements relating thereto are determined by the Committee and the Committee may make such other determinations as it deems necessary or advisable for the administration of NSOs granted under the Plan.

    TERMINATION OF EMPLOYMENT OR SERVICE. Except as set forth below or otherwise determined by the Committee, each Option granted to a Key Employee shall expire on the expiration date or dates set forth in the applicable Option Agreement. Unless the Committee determines to extend the option exercise period for a period of up to ninety days and/or permits the Key Employee to exercise an Option that becomes exercisable during that 90-day period, an Option granted to a Key Employee shall expire on the first to occur of (i) the applicable date or dates determined by the Option Agreement or (ii) the date that the employment of the Key Employee with the Company or its subsidiaries terminates for any reason other than death or disability, retirement, or upon the occurrence of specified events. In no event, however, may the Committee permit such Key Employee to exercise an Option under this section after the expiration date or dates set forth in the applicable Option Agreement. If the employment of a Key Employee with the Company and its subsidiaries terminates by reason of disability (as determined by the Committee) or death, his unexpired Options or portions thereof, if any, held on the date of disability or death that would expire pursuant to the terms of her Option Agreement during the twelve-month period commencing on the date of disability or death, shall expire on the last day of such twelve-month period. During such twelve-month period, any such Option or portion thereof referred to in the preceding sentence may be exercised by such Key Employee or the appropriate beneficiary. If the employment of a Key Employee with the Company and its subsidiaries terminates due to retirement under any qualified retirement plan maintained by the Company and/or any of its subsidiaries, his Option shall expire on the earlier to occur of (i) the applicable expiration date or dates set forth in the applicable Option Agreement(s) or (ii) the third anniversary of the date of such termination of employment. If a Key Employee who has so retired dies prior to exercising in full an Option that has not expired pursuant to the preceding sentence, then notwithstanding the preceding sentence, such Option shall expire on the first anniversary of the date of the Key Employee's death.

    TERMINATION UPON OCCURRENCE OF SPECIFIED EVENTS. If, within two years after the occurrence of any event described in the paragraph below on adjustments, the employment of a Key Employee with the Company and its subsidiaries terminates voluntarily for good reason, or involuntarily for any reason other than for cause, or due to the death, disability or retirement of a Key Employee, and if such event does not have the prior written approval of a majority of the Continuing Directors (as defined in the Plan), the dates upon which his outstanding Options may be exercised shall be advanced to the date of termination. In such event, not later than 90 days following the date of his termination, the Key Employee may elect to exercise in whole or in part any or all of his Options notwithstanding any restrictions and conditions that may be contained in his Option Agreement.

    ADJUSTMENTS. In the event that: (i) any person (as such term is used in Section 13 of the Exchange Act and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under the Exchange Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than 50% of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company; or (ii) there occurs any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its subsidiaries to any other person and
(A) in the case of a merger or consolidation, the holders of outstanding stock of the Company entitled to vote in elections of directors immediately before such merger or consolidation (excluding for this purpose any person (including any Affiliate or Associate) that directly or indirectly owns or is entitled to vote 20% or more of the Voting Power of the Company) hold less than 80% of the Voting Power of the survivor of such merger or consolidation or its parent; or
(B) in the case of any such sale, lease or exchange, the Company does not own at least 50% of the Voting Power of the other person; or (iii) one or more new directors of the Company are elected and at such time five or more directors (or, if less, a majority of the directors) then holding office were not nominated as candidates by a majority of the Continuing Directors; the Committee may, in its discretion, revise, alter, amend or modify any Option Agreement with a Key Employee and any then outstanding and unexercised Option granted to a Key Employee in any manner that it deems appropriate, including, but not limited to, any of the following respects: (A) the Option may be deemed to pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the unexercised portion of the Option would be entitled if he actually owned such shares immediately prior to the record date or other time any such event became effective; and (B) the dates upon which outstanding and unexercised Options may be exercised may be advanced (without regard to installment exercise limitations, if any). If the Committee believes that any such event is reasonably likely to occur, the Committee may so revise, alter, amend or modify as set forth above at any time before and contingent upon the consummation of such an event.

    TERMINATION AND AMENDMENT OF THE PLAN. No ISOs shall be granted under the Plan more than ten years after the first to occur of (i) the date the Plan was adopted by the Board or (ii) the date the Plan was approved by the stockholders of the Company. The Board may at any time terminate, suspend or modify the Plan without authorization of stockholders to the extent allowed by applicable law, regulation or rule. No termination, suspension, or modification of the Plan may adversely affect any right acquired by any participant under an Option granted before the date of such termination, suspension or modification, unless such participant shall consent. Any member of the Board who is an officer or employee of the Company may not vote on any proposed amendment to the Plan, or on any other matter which might affect that member's individual interest under the Plan.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is only a summary of the principal federal income tax consequences of the options to be granted under the Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

    INCENTIVE STOCK OPTIONS. Generally under present law, when an option qualifies as an ISO under Section 422 of the Code: (i) an optionee will not realize taxable income either upon the grant or the exercise of the option,
(ii) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and
(iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of the shares. A disposition by an optionee of stock acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the optionee. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. The Company would become entitled to a corresponding deduction. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain. Upon the exercise of an ISO, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at a graduated rate for individuals), which may apply depending on the amount of the computed "regular tax" of the employee for that year. The Company does not obtain a deduction as a result of an optionee incurring the alternative minimum tax.

    NON-QUALIFIED STOCK OPTIONS. In the case of NSOs, no income generally is recognized by the optionee at the time of grant. Under present law the optionee generally will recognize ordinary income at the time the NSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from an NSO will constitute compensation for services. Subject to special rules applicable when an optionee uses stock of the Company to exercise an option, shares acquired upon exercise of an NSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) recognized by the optionee in connection with the exercise of an NSO provided the Company complies with any withholding requirements of federal and state law.

    RESTRICTIONS ON DEDUCTIONS. Not every amount paid as compensation for services is currently deductible. For example, depending upon the services rendered, some compensation payments must be capitalized or added to inventory costs. Two other restrictions under the Code potentially applicable to deductions for executive compensation payments are the restriction on the deduction of so-called "excess parachute payments" (and the imposition of a 20% excise tax on the recipient thereof) and the deduction limit of $1,000,000 per year for certain executive compensation. Whether any such restrictions will apply to specific payments of compensation by the Company cannot be predicted at this time.

    EFFECT OF AMENDMENT. The Plan Amendment will have no effect upon the tax consequences to Key Employees or the Company.

    PLAN BENEFITS. The benefits and amounts that will be received by each of the Named Executives, the executive officers as a group and all other key management employees under the Plan are not presently determinable. 242,000 stock options were granted to the Named Executives during 2000 and are reflected in the Summary Compensation Table, that total includes 120,000 options granted to the Named Executives in December 2000 as part of the 2001 compensation package.

        AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

    The Company's Restated Certificate of Incorporation authorizes the Company to issue 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The Board deems it to be in the best interest of the Corporation to increase the number of shares of common stock of the Corporation and to amend the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of the Corporation's common stock to 50,000,000, par value $0.01. The amount of preferred stock will remain at 5,000,000 shares, par value $0.01.

    The Board believes that the amount of common stock presently authorized is insufficient to enable the Company to have the flexibility to take advantage of business or financing opportunities that may arise. The Board believes the ability of the Company to provide warrants was an important component in the recent Master Services Agreement between the Company and Hilton Hotels Corporation, which positioned the Company for continued future growth on favorable financial terms. Additional authorized common stock will also allow the Board to declare appropriate stock splits and to take other actions as the Board deems in the best interest of the stockholders.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                           APPROVAL OF THE AMENDMENT

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Arthur Andersen LLP has served as independent public accountants for the Company and its predecessors since 1991. Services provided by Arthur Andersen LLP consist of the examination of the consolidated financial statements of the Company and its affiliates, limited assistance and consultation in connection with filings with the SEC, and certain other non-audit professional services.

    It is anticipated that representatives of Arthur Andersen LLP will be present at the Meeting to respond to appropriate questions and to comment on the Company's consolidated financial statements.

    The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year and the stockholders are being asked to ratify such appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock represented and voting at the Meeting will be required for passage of this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR
       ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY
                 FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                 ANNUAL REPORT

    The Company's Annual Report for the fiscal year ended December 31, 2000 accompanies this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Arthur Andersen LLP, the Company's independent public accountants. Stockholders may obtain without charge a copy of the Company's annual report on Form 10-K including financial statements required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2000 by writing to the Company at 3900 West Innovation Street, Sioux Falls, South Dakota 57107, Attention: Stockholder Relations.

                           PROPOSALS OF STOCKHOLDERS

    Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2002 Annual Meeting of Stockholders will be held on or about May 8, 2002. Proposals of stockholders intended to be included in the proxy materials for the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company, 3900 West Innovation Street, Sioux Falls, South Dakota 57107, by December 6, 2001, in a form that complies with the Company's Bylaws and applicable requirements.

                                 OTHER BUSINESS

    The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendations of the Board of Directors and authority to do so is included in the Proxy.

DATED: April 16, 2001

                                          By Order of the Board of Directors,

                                          /s/ Daniel P. Johnson

                                          Daniel P. Johnson
                                          SECRETARY

                                   EXHIBIT A
                       LODGENET ENTERTAINMENT CORPORATION
                            AUDIT COMMITTEE CHARTER

ROLE

    The Audit Committee (the "Committee") of the LodgeNet Entertainment Corporation ("LodgeNet" or the "Company") Board of Directors (the "Board") assists the full Board in fulfilling the Board's responsibility for overseeing the integrity and quality of the Company's accounting and reporting practices.

    The Committee shall serve as an independent and objective monitor of the Company's financial reporting policies and processes and of the Company's systems of internal control. In that regard, the Committee shall maintain open, objective communications among and between the Committee, the independent accountants, financial and senior management, and the Board. In particular, the Committee shall have the responsibility to review, assess and direct the activities of the Company's independent accountants and to maintain open, direct communications therewith.

    The Committee is empowered to investigate any matter brought to its attention, with full power and authority to retain and engage independent counsel or other experts as necessary for the proper discharge of this responsibility.

COMPOSITION AND INDEPENDENCE

    The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors, free from any relationship that, in the opinion of the Board, would interfere with the exercise of the independent judgment of the Committee member. All members shall have familiarity with basic finance and accounting practices, and at least one member shall have relevant financial and/or accounting management expertise.

    Members of the Committee shall be appointed by the Board in accordance with the By-laws of the Company. Unless a Chair is elected by the Board, the Committee shall designate a Chair by majority vote of the full Committee membership.

MEETINGS

    The Committee shall meet at least four times annually, or more frequently as circumstances dictate. At least once annually, the Committee shall meet in separate sessions with each of financial management, senior management and the independent accountants so as to permit each such group the opportunity to address matters that should be discussed privately. The Committee, or at least its Chair, shall meet with financial management quarterly to review the Company's financial results, financial reporting thereof and other accounting and reporting matters.

RESPONSIBILITIES (not in priority order):

    1. Obtain approval of the Charter by the Board and review this Charter annually or as deemed necessary and revise as considered appropriate.

    2.  Review the Company's quarterly and annual financial statements.

    3. Review stock exchange certifications, proxy statement disclosures and other filings related to the Committee or its activities.

    4. Ensure that quarterly and annual financial reports are reviewed by the independent accountants.

    5. Review any and all reports to management by the independent accountants, including management responses thereto, if any.

    6. Assess, evaluate and make recommendations to the Board as to the selection and engagement of the independent accountants, including approval of the scope and rigor of the audit process and approval of fees and compensation.

    7. At least annually, request and obtain a written statement from the independent accountants which delineates all relationships between the independent accountants and the Company which may affect objectivity and independence and confirms that the independent accountants are ultimately responsible to the Board and the Committee. Ensure that any relevant matters relating to the independent auditors objectivity and independence is discussed, and recommendations to the full Board regarding appropriate action to address the auditor's independence.

    8. Periodically consult with the independent accountants, out of the presence of management, as to the integrity of the Company's internal controls, the access to information and cooperation provided by management to the independent accountants, and the quality and integrity of the Company's accounting and reporting practices including compliance with Staff Accounting Bulletin 99.

    9. Review with management and the independent accountants the extent to which changes or improvements in financial or accounting practices, as requested or approved by the Committee, have been implemented.

    10. Review with management and the independent accountants any significant risks and exposures of the Company and management's steps to minimize them.

    11. Review with management and/or counsel and assess related party transactions for conflicts of interest.

    12. Periodically review the status, with management and/or counsel, of pending litigation, taxation matters, regulatory requirements and compliance, compliance with corporate policies and other areas of legal and compliance oversight.

    13. Perform any other activities consistent with this Charter, the Company's By-laws, and Delaware Corporation Law as the Committee or the Board deem appropriate.

    14. Report on Committee activities to the full Board at each meeting of the full Board.

PROXY                                                                      PROXY

                      LODGENET ENTERTAINMENT CORPORATION

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2001

     The undersigned hereby appoints Mr. Scott C. Petersen and Mr. John M. O'Haugherty, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each (the "Proxies"), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") of LodgeNet Entertainment Corporation (the "Company") to be held at the Company's Headquarters and Distribution Center, 3900 W. Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 9, 2001 at 9:00 a.m. Central Daylight Time or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

     This Proxy when properly executed will be voted as specified. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted "FOR" the election of Mr. Lawrence Flinn, Jr. and Mr. Scott C. Petersen; "FOR" approval of the Amendment to the Company's 1993 Stock Option Plan (the "Plan"); "FOR" approval of the Amendment to the Company's Restated Certificate of Incorporation; and "FOR" the ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001. If any other business is presented at the Annual Meeting, this Proxy confers authority to and shall be voted in accordance with the recommendation of the Board of Directors. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Corporate Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking this Proxy, or by attending and electing to vote in person.

            PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                 LODGENET ENTERTAINMENT CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

                                                      For all (Except
                                    For    Withheld   Nominees written below)                         For  Against  Abstain
1. ELECTION OF DIRECTORS FOR A TERM / /       / /     / /        2. To approve the Plan Amendment.    / /    / /      / /
   OF 3 YEARS--
   NOMINEES: 01 Lawrence Flinn, Jr.,                                                                  For  Against  Abstain
   02 Scott C. Petersen                                          3. To approve the Amendment to the   / /    / /      / /
                                                                    Company's Restated Certificate
                                                                    of Incorporation.
                                                                                                      For  Against  Abstain

                                                                 4. To ratify the appointment of      / /    / /     / /
                                                                    Arthur Andersen LLP as the
                                                                    Company's Independent public
                                                                    accountants for the fiscal
                                                                    year ending December 31, 2001.

                                                                 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual
                                                                 Meeting and any and all adjournments thereof. The Board of
                                                                 Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the
                                                                 Annual Meeting.

                                                                                             Dated_______________________, 2001

                                                                                   Signature(s)________________________________

                                                                                   Signature(s)________________________________
                                                                                   Please sign exactly as name appears hereon.
                                                                                   Joint owners should each sign. Where
                                                                                   applicable, indicate official position or
                                                                                   representative capacity.
________________________________________________________________________________________________________________________________
                                        ^ FOLD AND DETACH HERE ^

                          PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                                       USING THE ENCLOSED ENVELOPE